                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AIRBORNE FREIGHT CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                          AIRBORNE FREIGHT CORPORATION
                       3101 WESTERN AVENUE, P.O. BOX 662
                           SEATTLE, WASHINGTON 98111

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 1995

     Notice is hereby given that the Annual Meeting of the Shareholders of Airborne Freight Corporation, a Delaware corporation (the "Company"), has been called and will be held on April 25, 1995, at 10:00 a.m., Seattle time, at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

     1. To elect three directors for terms of three years.

     2. To consider and act upon a proposal to approve the 1995-1999 Executive Incentive Compensation Plan.

     3. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors.

     4. To hear and consider reports from officers of the Company.

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

     Only holders of record, as of the close of business on February 27, 1995, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The stock transfer books will not be closed.

                                         By order of the Board of Directors

                                         DAVID C. ANDERSON,
                                         Corporate Secretary/Counsel

     SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                          AIRBORNE FREIGHT CORPORATION
          3101 WESTERN AVENUE, P.O. BOX 662, SEATTLE, WASHINGTON 98111

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 1995

                        DATE OF MAILING: MARCH 13, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne Freight Corporation, a Delaware corporation ("Airborne" or the "Company"), for use at the annual meeting of shareholders to be held at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 25, 1995, and at any adjournments thereof. Georgeson & Co. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

     At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and act upon a proposal to approve the 1995-1999 Executive Incentive Compensation Plan, (3) consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors, (4) hear and consider reports from officers of the Company, and (5) transact such other business as may properly come before the meeting or any adjournments thereof.

                             VOTING AT THE MEETING

     Only holders of record, as of the close of business on February 27, 1995, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. (Unless the context clearly indicates otherwise, all references in this Proxy Statement to shares and shareholders shall refer to the shares of Common Stock and their holders.) On February 27, 1995, there were 21,048,726 shares of Common Stock outstanding (exclusive of 315,150 treasury shares), all of which will be entitled to vote at the annual meeting on April 25, 1995. At the meeting, the presence in person or by proxy of more than 50% of all of the outstanding shares is required for a quorum.

     In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected, or to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held, or to distribute such number of votes among as many nominees, in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructing as to the manner of allocating votes.

     Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the individuals who receive the largest number of votes cast are elected as directors, up to the number of directors (three) to be chosen at the meeting. Approval of the 1995-1999 Executive Incentive Compensation Plan ("1995-1999 EICP") requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal.

     Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the proposal to approve the 1995-1999 EICP. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. The shares of a shareholder who abstains from voting on the proposal to approve the 1995-1999 EICP will be included in determining the number of shares represented in person or by proxy at the meeting, so that the abstention will effectively count as votes cast against the proposal.

     Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares in the election of directors and approval of the 1995-1999 EICP.

     All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. If no specific instruction is given with respect to approval of the 1995-1999 EICP, the shares represented by the proxy will be voted FOR approval. If no specific instruction is given with respect to approval of the selection of auditors, the shares represented by the proxy will be voted FOR approval of the selection of Deloitte & Touche LLP.

     You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

     To the best of the Company's knowledge, as of February 27, 1995, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            HOLDERS OF COMMON STOCK

                                                                              PERCENTAGE OF
                                                  NUMBER OF COMMON            COMMON STOCK
                  NAME AND ADDRESS                     SHARES                  OUTSTANDING
    --------------------------------------------  -----------------           -------------
    FMR Corp.(1)                                       3,191,814                   15.11%
    82 Devonshire Street
    Boston, MA 02109
    Tiger Management Corp.(2)                          1,842,500                    8.75%
    101 Park Avenue
    New York, NY 10178
    Dietche & Field Advisers, Inc.(3)                  1,362,000                    6.47%
    437 Madison Avenue
    New York, NY 10022
    Franklin Resources, Inc.(4)                        1,080,118                    5.13%
    777 Mariners Island Blvd.
    San Mateo, California 94404

- - ---------------

(1) Includes 69,014 shares issuable upon conversion of the Company's 6.75% Convertible Subordinated Debentures. The information regarding shares beneficially owned by FMR Corp. is based on an amendment to Schedule 13G
    filed   with the Securities and Exchange Commission ("SEC") on or about
    February 14, 1995.

(2) This information is based on an amendment to Schedule 13G that Tiger Management Corporation, which is indirectly controlled by Julian H. Robertson, Jr., and certain of its affiliates filed jointly with the SEC on or about February 13, 1995.

(3) The information regarding shares beneficially owned by Dietche & Field Advisers, Inc. is based on a Schedule 13G filed with the SEC on or about January 19, 1995.

(4) Includes 19,718 shares issuable upon conversion of the Company's 6.75% Convertible Subordinated Debentures. The information regarding shares beneficially owned by Franklin Resources, Inc. is based on an amendment to
    Schedule 13G filed with the SEC on or about February 14, 1995.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of nine members, divided into three classes with terms expiring at the April annual meeting as follows:

     CLASS A (THREE POSITIONS WITH TERMS EXPIRING IN 1995):
          Andrew F. Brimmer
          Harold M. Messmer, Jr.
          Andrew V. Smith

     CLASS B (THREE POSITIONS WITH TERMS EXPIRING IN 1996):
          Robert G. Brazier
          James H. Carey
          Andrew B. Kim

     CLASS C (THREE POSITIONS WITH TERMS EXPIRING IN 1997):
          Robert S. Cline
          Richard M. Rosenberg
          William Swindells

     At the annual meeting, three persons will be elected to fill the Class A positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (1998) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Messrs. Brimmer, Messmer, and Smith are present directors of the Company and have been nominated to continue as directors.

               NOMINEES FOR DIRECTORS TO SERVE A THREE-YEAR TERM

                       CLASS A (TERMS TO EXPIRE IN 1998)

ANDREW F. BRIMMER, age 68, President, Brimmer & Company, Inc. (economic and financial consulting).

          Mr. Brimmer heads Brimmer & Company, Inc., a Washington, D.C. economic and financial consulting firm which he established in 1976. He is a director of BankAmerica Corporation and Bank of America National Trust and Savings Association; BellSouth Corporation; BlackRock Investment Income Trust; Carr Realty Company; College Retirement Equity Fund; Connecticut Mutual Life Insurance Company; E.I. duPont de Nemours and Company; Gannett Company, Inc.; Navistar International Corporation; and PHH Corporation. Mr. Brimmer was elected to fill a vacant Board position at its meeting on August 9, 1994.

HAROLD M. MESSMER, JR., age 49, Chairman and Chief Executive Officer, Robert Half International, Inc. (personnel services).

          Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc., since 1987. Mr. Messmer is also a director of NationsBank (of North Carolina), N.A.; Pacific Enterprises; Health Care Property Investors, Inc; and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

ANDREW V. SMITH, age 70, Retired President, U S WEST Communications.

          Mr. Smith served as President and a director of U S WEST Communications (formerly Pacific Northwest Bell Telephone Company) from 1978 to December 1988. From January 1989 to July 1989, he was Executive Vice President of U S WEST, Inc. He is a director of Cascade Natural Gas Corp.; Prime Source Corp.; U.S. Bancorp; and Univar Corporation. He is also a member of the Board of Regents of the University of Washington. Mr. Smith has been a director of the Company since 1983 and serves as Chairman of the Audit Committee and a member of the Nominating Committee and the Executive Committee.

          CONTINUING DIRECTORS -- NOT STANDING FOR ELECTION THIS YEAR

                       CLASS B (TERMS TO EXPIRE IN 1996)

ROBERT G. BRAZIER, age 57, President and Chief Operating Officer of the Company.

          Mr. Brazier has served as President of the Company since 1978 and as Chief Operating Officer of the Company since 1973. Prior to that time he was Senior Vice President-Operations of the Company and Vice President of Sales and Operations of Pacific Air Freight, Inc. Mr. Brazier has been a director of the Company since 1974 and is a member of the Executive Committee.

JAMES H. CAREY, age 62, Managing Director, Briarcliff Financial Associates (private financial advisory firm) and Chief Executive Officer, National Capital Benefits Corporation (viatical settlement company).

          Mr. Carey has been Managing Director of Briarcliff Financial Associates, New York, New York, since 1991 and Chief Executive Officer of National Capital Benefits Corporation, New York, New York, since March 1994. Mr. Carey served from 1989 until 1991 as President and Chief Executive Officer of the Berkshire Bank, New York, New York. From 1986 to 1989, he was a co-principal in Graham & Carey, Inc., a financial advisory firm. Mr. Carey is a director of the Midland Company; Cowen Standby Reserve Fund, Inc.; Cowen Standby Tax-Exempt Reserve Fund, Inc.; Cowen Income and Growth Fund, Inc.; Cowen Intermediate Fixed Income Fund, Inc.; Cowen Tradition Fixed Income Fund, Inc.; and Cowen Opportunity Fund, Inc. He has been a director of the Company since 1978 and is a member of the Compensation Committee and the Nominating Committee.

ANDREW B. KIM, age 58, President, Sit/Kim International Investment Associates, Inc. (investment company).

          Mr. Kim has served as President of Sit/Kim International Investment Associates, Inc., New York, New York, since 1989. Prior to that time, he was Executive Vice President and Chairman of the Investment Policy Committee of Eberstadt Fleming, Inc. (investment bank). Mr. Kim is a director of Peregrine Indonesia Fund of Jakarta, Indonesia; Hyundai Dragon Fund of Dublin, Ireland; Ilshin Investment Corp. and Dong-A Venture Investment in Korea; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and is a member of the Audit Committee.

                       CLASS C (TERMS TO EXPIRE IN 1997)

ROBERT S. CLINE, age 57, Chairman and Chief Executive Officer of the Company.

          Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation; Seattle-First National Bank; and Metricom, Inc. Mr. Cline, a director of the Company since 1973, is Chairman of the Executive Committee.

RICHARD M. ROSENBERG, age 64, Chairman and Chief Executive Officer, Bank of America.

          Mr. Rosenberg has served as Chairman and Chief Executive Officer of Bank of America since 1990. From 1987 to 1990, he served as Vice Chairman. Mr. Rosenberg serves as a director of BankAmerica Corporation; Northrop Corporation; Pacific Telesis Corporation; and Potlatch Corporation. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee.

WILLIAM SWINDELLS, age 64, Chairman and Chief Executive Officer, Willamette Industries, Inc. (forest products).

          Mr. Swindells has been Chairman and Chief Executive Officer of Willamette Industries, Inc., since 1985. He is a director of Standard Insurance Co. and Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors met four times during 1994. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he was a member during 1994.

BOARD COMMITTEES

     The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

     AUDIT COMMITTEE. The Audit Committee is currently composed of Mr. Smith, Chairman, Mr. Kim and Mr. Swindells. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met three times during 1994.

     COMPENSATION COMMITTEE. The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits, as well as the level and form of compensation for directors. The committee met twice during 1994.

     NOMINATING COMMITTEE. The Nominating Committee is currently composed of Mr. Messmer, Chairman, Mr. Carey and Mr. Smith. It is charged with searching for and recommending to the Board potential nominees for Board positions; evaluating the performance of the Chief Executive Officer; and recommending, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices. The committee met twice during 1994.

     Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 1996 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Freight Corporation, P.O. Box 662, Seattle, Washington 98111, so as to be received no later than November 30, 1995.

     EXECUTIVE COMMITTEE. The Executive Committee currently consists of Mr. Cline, Chairman, Mr. Brazier and Mr. Smith. It is authorized to act in lieu of the full Board on various matters between Board meetings.

DIRECTOR COMPENSATION

     Non-employee directors received an annual fee of $20,000 in 1994 (to be increased to $22,000 in 1995) plus $1,000 for each Board and Committee meeting attended.

     The Company has a Directors Stock Option Plan, which provides for automatic grants of stock options to certain non-employee directors of the Company. The grants occur on the first Tuesday in February of each year, with the final grant to occur on February 2, 1999. The exercise price per share is the closing sales price of a share of the Company's Common Stock on the New York Stock Exchange on the grant date. The shares of Common Stock issuable upon exercise of options granted under the Plan will be issued from treasury shares.

     In order to be eligible for a grant on the specified grant date in a particular year, an individual must be a member of the Company's Board on that date, and, in addition, the individual must not have been an employee of or consultant to the Company or any of its direct or indirect subsidiaries at any time during the preceding calendar year. If both of these conditions are met, the individual will receive a grant of an option to acquire 1,000 shares of the Company's Common Stock. The Plan permits "stock-for-stock" exercise of options, whereby an option holder tenders Airborne stock, valued at the current market price, in lieu of cash, in order to exercise an option.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and each nominee for director, by the Chief Executive Officer and the five other most highly compensated executive officers of the Company at December 31, 1994 (the "named executive officers") and by all directors and executive officers as a group:

                                                     COMMON STOCK OF
                                                       THE COMPANY                    PERCENTAGE OF
                                                    BENEFICIALLY OWNED                 COMMON STOCK
                       NAME                           AS OF 2/27/95                    OUTSTANDING
    -------------------------------------------   ----------------------             ----------------
    DIRECTORS
    Andrew F. Brimmer                                         100                               *
    James H. Carey                                          4,700(2)                            *
    Andrew B. Kim                                          23,586                               *
    Harold M. Messmer, Jr.                                  6,000(2)                            *
    Richard M. Rosenberg                                    6,000(2)                            *
    Andrew V. Smith                                         4,000(3)                            *
    William Swindells                                       1,000                               *
    NAMED EXECUTIVE OFFICERS
    Robert G. Brazier(1)                                  321,716(4)                         1.52%
    Robert S. Cline1                                      253,765(4)                         1.20%
    John J. Cella                                          47,317(4)                            *
    Kent W. Freudenberger                                  50,196(4)                            *
    Roy C. Liljebeck                                      127,002(4)                            *
    Raymond T. Van Bruwaene                                49,269(4)                            *
    All Directors and Executive Officers
      as a Group (16 Persons)                             922,004(5)                         4.29%

- - ---------------

 *  Less than 1% of Common Stock outstanding.

(1) Mr. Brazier and Mr. Cline also serve as directors.

(2) Includes 4,000 shares of Common Stock which can currently be acquired through the exercise of options granted under the Directors Stock Option Plan.

(3) Includes 1,000 shares of Common Stock which can currently be acquired through the exercise of options granted under the Directors Stock Option Plan.

(4) Includes shares of Common Stock which can currently be acquired through the exercise of options granted under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan as follows: Mr. Brazier, 111,420; Mr. Cline, 126,300; Mr. Cella, 24,685; Mr. Freudenberger, 33,945; Mr. Liljebeck, 58,395; and Mr. Van Bruwaene, 33,945.

(5) Includes 424,730 shares subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 1994, 1993 and 1992 for services in all capacities to the Company by the named executive officers:

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                       AWARDS:
                                                     ANNUAL          ------------
                                                  COMPENSATION        SECURITIES
                                               -------------------    UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY    BONUS(1)    OPTIONS(2)   COMPENSATION(3)
- - --------------------------------------  ----   --------   --------   ------------  ---------------
Robert S. Cline                         1994   $453,462   $121,890      10,370         $ 6,036
  Chairman, Chief Executive             1993    418,846    294,993      15,390           9,289
  Officer and Director                  1992    405,000         --      13,495           9,539
Robert G. Brazier                       1994    391,692     92,048       8,965           2,886
  President, Chief Operating            1993    362,000    254,956      13,300           6,141
  Officer and Director                  1992    350,000         --      11,405           5,602
Roy C. Liljebeck                        1994    250,308     46,157       4,810           6,036
  Executive Vice President              1993    232,846    124,642       6,750           9,211
  and Chief Financial Officer           1992    225,000         --       5,920           6,658
Raymond T. Van Bruwaene                 1994    250,308     46,157       4,810           6,036
  Executive Vice President,             1993    232,846    124,642       6,750           9,211
  Field Services Division               1992    225,000         --       5,920           6,658
Kent W. Freudenberger                   1994    250,308     46,157       4,810           6,036
  Executive Vice President,             1993    232,846    124,642       6,750           9,211
  Marketing Division                    1992    225,000         --       5,920           6,658
John J. Cella                           1994    250,308     46,157       4,810           6,036
  Executive Vice President,             1993    232,846    124,642       6,750           9,211
  International Division                1992    225,000         --       5,920           6,658

- - ---------------

(1) Amounts awarded under the Executive Incentive Compensation Plan for the respective calendar years.

(2) Number of shares of Common Stock underlying options awarded under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. Although this Plan permits grants of stock appreciation rights, no grant of such rights has been made.

(3) All Other Compensation for 1994 represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401(k) matching contributions.

OPTION GRANTS IN 1994

     The following table shows information concerning stock options granted to the named executive officers during calendar year 1994 under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan:

                                  INDIVIDUAL GRANTS
                  -------------------------------------------------
                    NUMBER      PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                      OF          TOTAL                                     ASSUMED ANNUAL RATES OF
                  SECURITIES     OPTIONS      EXERCISE                   STOCK PRICE APPRECIATION FOR
                  UNDERLYING    GRANTED TO     PRICE                            OPTION TERM(2)
                   OPTIONS     EMPLOYEES IN     (PER     EXPIRATION   -----------------------------------
NAME              GRANTED(1)    FISCAL YEAR    SHARE)       DATE      0%         5%             10%
- - ---------------   ----------   ------------   --------   ----------   ---   ------------   --------------
Robert S. Cline      10,370         8.05%      $37.75      2/7/04     $0    $    246,192   $      623,898
Robert G. Brazier     8,965         6.96%       37.75      2/7/04      0         212,836          539,368
Roy C. Liljebeck      4,810         3.73%       37.75      2/7/04      0         114,193          289,388
Raymond T. Van
  Bruwaene            4,810         3.73%       37.75      2/7/04      0         114,193          289,388
Kent W.
  Freudenberger       4,810         3.73%       37.75      2/7/04      0         114,193          289,388
John J. Cella         4,810         3.73%       37.75      2/7/04      0         114,193          289,388
All Shareholders(3)     N/A          N/A          N/A         N/A      0     462,294,631    1,171,545,361
All Optionees       128,820       100.00%       37.75      2/7/04      0       3,058,286        7,750,298
Optionees' Gain
  as a
  Percent of all
  Shareholders'
  Gain                  N/A          N/A          N/A         N/A     N/A           .66%             .66%

- - ---------------

(1) Options for the named executive officers were granted on February 8, 1994. Fifty percent of the options will become exercisable on February 8, 1996, and the remaining options will become exercisable on February 8, 1997, subject to certain contractual provisions that will apply in the event of a change in control (see Employment Contracts). The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant.

(2) Based upon the $37.75 per share market price on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the Company's stock price. As the amounts show, the named executive officers will realize no value from these options if the stock price does not increase. The Company did not use an alternate formula for a grant date valuation, as the Company does not believe that any formula can determine with reasonable accuracy a present value based on future indeterminable factors.

(3) Potential realizable value for all shareholders is determined based on 19,472,603 shares of Common Stock outstanding on February 28, 1994, and assumes that the $37.75 per share market price for those shares on February 8, 1994, appreciates over the 10-year term of the options granted to named executive officers at the respective annual rates of stock appreciation shown.

AGGREGATE OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

     The following table shows information concerning stock options exercised during calendar year 1994 by the named executive officers and the value of unexercised options at the end of that year:

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                            ACQUIRED       VALUE      ---------------------------   --------------------------
           NAME            ON EXERCISE   REALIZED(2)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------- -----------   -----------  -----------   -------------   -----------   ------------
Robert S. Cline               14,276      $341,434      124,370         32,507       $ 978,424              --
Robert G. Brazier             13,180       319,615      116,768         27,967         940,973              --
Roy C. Liljebeck               6,400       116,078       52,060         14,520         399,805              --
Raymond T. Van Bruwaene           --            --       27,610         14,520          88,305              --
Kent W. Freudenberger             --            --       27,610         14,520          88,305              --
John J. Cella                     --            --       18,350         14,520          16,540              --

- - ---------------

(1) Represents the aggregate fair market value on December 30, 1994 (based on the closing price of $20.50 for the Company's Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value, on the respective dates of exercise, of the shares of the Common Stock received on exercise of options, less the aggregate exercise price of the options.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 1994.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1) AMONG AIRBORNE FREIGHT CORPORATION COMMON STOCK,
         THE S&P COMPOSITE-500 INDEX, AND THE S&P TRANSPORTATION INDEX

                                      AIRBORNE        S&P COM-      S&P TRANS-
                                       FREIGHT      POSITE-500       PORTATION
DECEMBER 31                        CORPORATION           INDEX           INDEX
1989                                      $100            $100            $100
1990                                      $ 98            $ 97            $ 86
1991                                      $141            $126            $129
1992                                      $110            $136            $140
1993                                      $210            $150            $166
1994                                      $124            $152            $139

(1) The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1989, and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

     The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     The Committee periodically reviews the total compensation for the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices for all other officers of the Company and its subsidiaries. The Compensation Committee may retain the services of a qualified compensation consulting firm to assist in the performance of these duties. The role of such a consulting firm is to provide information to the Committee with respect to the competitiveness of compensation paid to executive officers of the Company, taking into account how the Company's compensation compares to that of other companies of similar size and scope.

     A consulting firm was retained to obtain such information in 1993 and to provide updated information in 1994. The comparison companies were selected from those in general industry, in transportation, and in the Northwest United States. Annual revenues of the comparison companies were approximately $1.5 billion in 1993 and $2.0 billion in 1994. They were selected without regard to whether they are included in the S & P Transportation Index.

     In 1994, cash compensation was provided to executive officers through a combination of base salaries and incentive awards under the Company's 1994 Executive Incentive Compensation Plan (the "1994 EICP"). The mix of base salaries and awards under the 1994 EICP was targeted at the median compensation level of the comparison companies. The Company believes that total cash compensation potentially available to Company executive officers was competitive and provided the incentive necessary to motivate them to meet or exceed goals set by the Board.

     In connection with the 1994 EICP, the Committee approved an annual operating plan at the beginning of the year that established targets for pre-tax net profits and revenue growth. Based on a weighting of 75% to pre-tax net profits and 25% to revenue growth, these targets served as the yardstick for determining any eventual payout under the 1994 EICP. However, regardless of revenue growth, no payout was to be made under the 1994 EICP unless the Company earned at least 80% of the targeted level of pre-tax net profits.

     1994 EICP payouts were calculated as a percentage of base salary. The threshold for 1994 EICP awards was attainment of 80% of the targets and the maximum payout was available at 150% target attainment. The payout percentages for the executive officers were as follows:

                                                                    PERCENTAGE OF BASE SALARY
                                                                 --------------------------------
                                                                 THRESHOLD     TARGET     MAXIMUM
                                                                 ---------     ------     -------
Chief Executive Officer                                             10%          60%        133%
Chief Operating Officer                                             10%          50%        111%
Other Executive Officers                                            10%          35%         75%

     The Chief Executive Officer's base salary was increased to $475,000 as of July, 1994. The base salaries of other executive officers also were raised at that time. Base salaries were raised to keep compensation competitive with those of comparison companies and because of improved earnings performance in the last two years. The Company exceeded the thresholds for pre-tax net profit and sales revenue growth in 1994 and, accordingly, bonuses were paid under the 1994 EICP.

     During each fiscal year, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. In 1994, stock options were granted to the executive officers at an exercise price equal to the fair market value of the Company's stock on the date of grant. The grants to the executive officers were based in part on a formula recommended by an independent compensation consulting firm, which relates the number of options granted to the respective base salaries of the executive officers. The number of shares for each executive officer is determined initially by taking a percentage of base salary and dividing that amount by the fair market value per share on the date of grant. In deciding the actual number of options to grant, the Committee considered the results of the formula, together with the number of options outstanding or previously granted and the aggregate size of current awards. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company's stock. The Committee did not grant any stock appreciation rights.

     Under the Omnibus Budget Reconciliation Act of 1993, the Federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million per employee federal income tax deduction limit, provided shareholder approval is obtained. The Committee intends to seek shareholder approval of the 1995-1999 EICP (see Proposal for Approval of 1995-1999 Executive Incentive Compensation Plan) and believes, if such approval is obtained, all compensation earned by such employees in 1995 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. Mr. Rosenberg is a director of BankAmerica Corporation, the parent of Bank of America National Trust and Savings Association ("Bank of America") and Seattle-First National Bank, N.A. ("Seafirst"), and Chairman and Chief Executive Officer of Bank of America. The Company has various demand deposit accounts, and participates in one or more credit agreements, with each of Bank of America and Seafirst.

RETIREMENT PLANS

     The Company maintains two qualified retirement plans that cover the named executive officers and all other employees (other than certain union employees) who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. One of the plans is a defined contribution plan and the other is a defined benefit pension plan. The Company also maintains a nonqualified supplemental plan for its officers, including the named executive officers.

     DEFINED CONTRIBUTION PLAN. The Company's defined contribution plan includes a profit sharing plan that provides for an annual discretionary contribution which, pursuant to resolutions of the board, is currently equal to 7% of pre-tax profits up to a predetermined level, plus 14% of pre-tax profits in excess of that level. Each participant's account under the plan is credited with a portion of such contribution based on the ratio of his or her salary to the total salaries of all participating employees. At retirement, a participant's targeted annual pension benefit under the Company's defined benefit pension plan will be offset based on the amount in the participant's profit sharing account (see "Defined Benefit Pension Plan"). The defined contribution plan also includes a voluntary 401(k) salary deferral plan.

     DEFINED BENEFIT PENSION PLAN. Subject to the offset described below and statutory limits on benefits that may be provided under such a plan, the defined benefit pension plan provides each participant with a targeted annual pension benefit at retirement equal to (i) the number of years of service of a participant (up to a maximum of 25 years), times (ii) the sum of 1.6% of the participant's final average earnings up to the average covered Social Security earnings level, plus 2% of the portion of the final average earnings that exceeds that level.

     A participant's benefit under the Company's defined benefit pension plan is subject to an offset based on the amount in his or her profit sharing account under the defined contribution plan. This is done as follows: At retirement, the Company calculates how much of a participant's targeted annual pension benefit can be provided by the amount that has accumulated in his or her profit sharing plan account. This calculation is based on an annuity conversion factor which is adjusted annually as described in the pension plan. The defined benefit pension plan then provides the portion of the targeted annual pension benefit, if any, that the amount in the profit sharing account is insufficient to provide.

     SUPPLEMENTAL PLAN. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of officers of the Company and its eligible subsidiaries. The SERP is a nonqualified plan that is designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings (the SERP also provides for benefit payments upon the occurrence of other events, including in certain cases a change in control of the Company). The benefit accrues in equal annual increments over a period of 15 years. The SERP provides for normal retirement at or after age 62; however, the benefits will be subject to offset based on retirement benefits the officer will receive under the Company's qualified retirement plans and Social Security (the offset is calculated based on normal retirement at age 65) and under the retirement plans of any prior employer. The SERP is unfunded, although the Company maintains insurance on the lives of certain officers that could be used to fund eventual benefit payments.

     The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon retirement at age 65 to the Company's officers (including the named executive officers) based on specified years of service and levels of compensation. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 1994. The amounts shown do not reflect any offsets that may apply in individual cases on account of benefits under the retirement plans of an officer's prior employer.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                 --------------------------------------------------------------------------------------
REMUNERATION        5            10           15           20           25           30           35
- - ------------     --------     --------     --------     --------     --------     --------     --------
  $150,000       $ 18,736     $ 51,236     $ 83,736     $ 83,736     $ 83,736     $ 83,736     $ 83,736
   200,000         29,569       72,903      116,236      116,236      116,236      116,236      116,236
   250,000         40,403       94,569      148,736      148,736      148,736      148,736      148,736
   300,000         51,236      116,236      181,236      181,236      181,236      181,236      181,236
   400,000         72,903      159,569      246,236      246,236      246,236      246,236      246,236
   500,000         94,569      202,903      311,236      311,236      311,236      311,236      311,236
   600,000        116,236      246,236      376,236      376,236      376,236      376,236      376,236

     Remuneration is calculated based on average annual compensation in the five highest consecutive years of the ten years prior to retirement. Based on compensation through December 31, 1994, the final average earnings of the named executive officers were as follows: Mr. Cline, $587,798; Mr. Brazier, $514,783; Mr. Liljebeck, $293,863; Mr. Van Bruwaene, $293,863; Mr. Freudenberger, $293,863; Mr. Cella, $293,863. All of the named executive officers have accrued at least 20 years of service.

EMPLOYMENT CONTRACTS

     Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

     The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan provides that all outstanding options become exercisable upon retirement and expire 18 months after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

     In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

     The Company maintains an unfunded plan under which a death benefit is provided to the beneficiary of any officer who dies while employed by the Company. The benefit will be an amount equal to 260% of base salary for the Chief Executive Officer and President and 250% of base salary for the other officers. The Company maintains insurance on the lives of certain officers that could be used to fund eventual benefit payments.

                       PROPOSAL FOR APPROVAL OF 1995-1999
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Board has adopted the 1995-1999 Executive Incentive Compensation Plan ("1995-1999 EICP") subject to shareholder approval. The 1995-1999 EICP provides for annual cash bonuses to certain executives of the Company and its subsidiaries for each of calendar years 1995 through 1999. Shareholder approval is sought in an effort to assure the deductibility to the Company of certain cash compensation that may be paid under the 1995-1999 EICP.

     Under recent tax legislation and proposed implementing Treasury regulations, compensation to the chief executive officer and four other most highly compensated officers of a publicly traded corporation in excess of one million dollars in any one year will not be deductible for Federal income tax purposes unless such compensation is performance-based (as defined in the proposed regulations) or is otherwise exempt from such limits on deductibility. To fall within the performance-based compensation exemption, the shareholders must approve the material terms of the 1995-1999 EICP, which include the eligible participants, the performance goal or goals, and the maximum amount payable thereunder.

     The following employees are eligible for awards under the 1995-1999 EICP:
Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Executive Vice Presidents, Chief Financial Officer, President of ABX Air, Inc. (the Company's wholly owned airline subsidiary) and Division Heads. Currently seven employees of the Company are eligible for awards under the 1995-1999 EICP.

     Payments under the 1995-1999 EICP are determined based upon achievement of predetermined performance goals. Allowable performance goals under the 1995-1999 EICP are pre-tax, pre-profit sharing net profit ("Net Profit"), sales revenue growth ("Revenue Growth"), earnings per share, shipment growth, increase in stock price, return on assets or return on equity. Payments will be based on Net Profit and Revenue Growth, with a weighting of 75% to Net Profit and 25% to Revenue Growth, unless the Compensation Committee of the Board elects to use a different combination of the allowable performance goals.

     The 1995-1999 EICP is administered by the Compensation Committee. The Compensation Committee sets annual targets for performance goals within 90 days after the beginning of each year. Achievement of performance goals is determined on an annual basis following the end of the year.

     Payments are calculated as a percentage of base salary. The threshold for awards is attainment of 80% of the targets and the maximum payout is awarded at 150% target attainment. The payout percentages for the currently eligible employees are as follows:

                                                            PERCENTAGE OF BASE SALARY
                                                         --------------------------------
                                                         THRESHOLD     TARGET     MAXIMUM
                                                         ---------     ------     -------
        Chairman, Chief Executive Officer..............      10%          60%        133%
        President, Chief Operating Officer.............      10%          50%        111%
        Other Executive Officers.......................      10%          35%         75%

     The maximum annual award that any employee may receive under the 1995-1999 EICP is $975,000. The maximum award that the highest compensated eligible employee, the Chief Executive Officer, may receive for 1995, assuming base salary is unchanged for the year, is $631,750. The Compensation Committee has the discretion to decrease or eliminate awards, but may not increase awards.

     The 1995-1999 EICP is not exclusive and does not limit authority of the Board or the Compensation Committee with respect to other compensation. The Board may terminate the 1995-1999 EICP at any time.

                             SELECTION OF AUDITORS

     The firm of Deloitte & Touche LLP, independent auditors, has examined the financial statements of the Company for the three years ended December 31, 1994, and has been recommended by the Audit Committee of the Board and by the full Board for reappointment. Deloitte & Touche has no financial interest in the Company, nor does it have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. Unless a contrary vote is indicated thereon, the proxy solicited hereby will be voted for the selection of Deloitte & Touche as such auditors for the ensuing year.

                            EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 1994, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that the initial report of Common Stock ownership for Andrew F. Brimmer upon his appointment to the Company's Board in 1994 was filed late.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Company on or prior to November 30, 1995, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1996 Annual Meeting.

                                 OTHER MATTERS

     Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 13, 1995
Seattle, Washington

PROXY                     AIRBORNE FREIGHT CORPORATION                     PROXY
           3101 WESTERN AVENUE     P.O. BOX 662     SEATTLE, WA 98111
   -------------------------------------------------------------------------

                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 25, 1995
   -------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints James H. Carey, Andrew B. Kim, and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on February 27, 1995, at the annual meeting of shareholders to be held April 25, 1995, or any adjournments thereof.
1.  Election of Directors -- Class A (Term to expire in 1998)

   / / For all nominees listed below (except   / / Withhold authority to vote
       as marked to the contrary below)            for all nominees listed below
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE OUT THE NOMINEE'S NAME BELOW. IF YOU DESIRE TO CUMULATE YOUR VOTES FOR ANY INDIVIDUAL NOMINEE(S), WRITE YOUR INSTRUCTION, AS TO NUMBER OF VOTES CAST FOR EACH, ON THE SPACE PROVIDED BELOW. THE TOTAL MUST NOT EXCEED THREE TIMES THE NUMBER OF SHARES YOU HOLD.)
   Andrew F. Brimmer; Harold M. Messmer, Jr.; Andrew V. Smith __________________

2.  To approve the 1995-1999 Executive Incentive Compensation Plan.

                      / / FOR   / / AGAINST   / / ABSTAIN
3. To approve the selection of DELOITTE & TOUCHE LLP as independent auditors of the Company.

                      / / FOR   / / AGAINST   / / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
                                                                          (Over)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE, FOR APPROVAL OF THE 1995-1999 EXECUTIVE INCENTIVE COMPENSATION PLAN, AND FOR THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                                     ---------------------------
                                                     PLEASE MARK, SIGN, DATE AND
                                                               RETURN
                                                       THE PROXY CARD PROMPTLY
                                                         USING THE ENCLOSED
                                                              ENVELOPE.

                                                     ---------------------------
                                                     DATED: ______________, 1995

                                                     ---------------------------
                                                              Signature

                                                     ---------------------------
                                                     Signature, if held jointly